 Exhibit 5.1

YUM! Brands, Inc.

1441 Gardiner Lane

Louisville, Kentucky  40213

December 2, 2010

Ladies and Gentlemen:

            As Senior Vice President, General Counsel, Secretary and Chief Franchise Policy Officer of YUM! Brands, Inc. ("YUM!"), I have acted as counsel to YUM! in connection with the Registration Statement on Form S-8 (the "Registration Statement") being filed today with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 11,000,000 shares of YUM! Common Stock pursuant to the YUM! Brands, Inc. Long Term Incentive Plan (the "Plan").

            In connection with the opinion set forth below, I have examined such records and documents and have made such investigations of law and fact as I have deemed necessary.

            Based upon the foregoing, it is my opinion that the shares being registered pursuant to the Registration Statement to which this opinion is an exhibit, when issued and sold in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

            I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the Registration Statement.  In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                                        Very truly yours,

                                                                        /s/ Christian L. Campbell

                                                                        Christian L. Campbell

                                                                        Senior Vice President, General Counsel, Secretary
                                                                        and Chief Franchise Policy Officer